Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 18, 2006

among

VERTICAL COMMUNICATIONS, INC.,

VODAVI TECHNOLOGY, INC.,

and

VERTICAL ACQUISITION SUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 18, 2006 (this “Agreement) among Vertical Communications, Inc., a Delaware corporation (“Vertical”), Vodavi Technology, Inc., a Delaware corporation (“Vodavi”), and Vertical Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Vertical (“Vertical Acquisition Sub”).

WHEREAS, the Boards of Directors of each of Vertical, Vodavi and Vertical Acquisition Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of Vertical entering into this Agreement and incurring certain related fees and expenses, (i) certain stockholders of Vodavi are executing a voting agreement dated as of the date hereof (the “Voting Agreement”) relating to Vodavi Stock (as defined below) beneficially owned by such stockholders and (ii) LG-Nortel Co. Ltd. is executing a voting agreement dated as of the date hereof (the “LG Voting Agreement”) relating to Vodavi Stock beneficially owned by LG-Nortel Co. Ltd.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions .

(a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal by a Third Party for (a) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of Vodavi and its Subsidiaries or 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi, in each such case in this clause (c) which would result in a Third Party beneficially owning (i) 50% or more of any class of equity or voting securities of Vodavi or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of Vodavi or (ii) 50% or more of the consolidated assets of Vodavi and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose “control,” “controlled” or “controlling” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other voting equity participation of the corporation or other entity in question, or if such Person has no stock or other equity, control over a majority of the board of directors of such Person.

“Alternative Transaction” means a transaction described in the definition of “Acquisition Proposal.”

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Competition Law” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

“Current SEC Filings” means (i) the Vodavi 10-K and (ii) Vodavi’s two most recently filed quarterly reports on Form 10-Q, in each case without exhibits thereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Law (including common law) or permit primarily relating to the protection of the environment.

“Environmental Permits” means, with respect to any Person, all permits, licenses and approvals required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Intellectual Property” means all trademarks, trade names, service marks, domain names, patents, copyrights, trade secrets, and all applications and registrations of such worldwide; and technology (including but not limited to computer software programs, applications, algorithms, models, databases or documentation), inventions, know-how and tangible or intangible proprietary information or materials.

“Knowledge” means (a) with respect to Vodavi, the knowledge of any of its executive officers or consultants, including the executive officers or consultants of its Subsidiaries, as of the date of this Agreement; provided that such individuals shall be deemed to have made reasonable inquiries with respect to any matter represented herein, and (b) with respect to Vertical, the knowledge of any of its executive officers, or consultants, including the executive officers, or consultants of its Subsidiaries, as of the date of this Agreement; provided that such individuals shall be deemed to have made reasonable inquiries with respect to any matter represented herein.

“Law” means any foreign, domestic, federal, state or local law, statute, ordinance, rule, regulation, order, judicial decision, judgment or decree.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, but excluding Permitted Liens. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on any Person: (a) any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (b) any adverse effect resulting from or arising out of general economic conditions or in the securities markets; (c) any act or omission taken by one party hereto with the prior written consent of the other parties hereto; (d) changes in the industries in which Vodavi and its Subsidiaries operate that do not specifically relate to Vodavi and its Subsidiaries and that, to the extent disproportionate, do not affect Vodavi and its Subsidiaries in a materially disproportionate manner relative to other companies in such industries; (e) acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; (f) any reduction in the price of services or products offered by Vodavi in response to the reduction in price of comparable services or products offered by competitor; or (g) acts taken at the request of Vertical.

“Minimum Cash Balance Amount” means $6,750,000 and assuming and including the customary payment by Vodavi of all accounts payable and accrued liabilities of Vodavi through the Closing, less (a) up to $909,500 of third party fees and costs relating to the negotiation, execution and consummation of this Agreement and the Merger, and (b) up to $775,938 related to severance obligations of Vodavi that will be triggered as a result of the Merger, to the extent these amounts are actually paid before the Effective Time and are not accrued liabilities of the Surviving Corporation.

“Nasdaq” means the Nasdaq Capital Market.

“NDA” means the Confidentiality Agreement between Vertical and Vodavi dated as of August 14, 2006.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of the relevant party and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) Liens that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Registered IP” means all U.S. and foreign patent, trademark, internet domain name and copyright registrations, and applications therefor, for any Vodavi IP.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than Vertical or Vodavi or any of their respective Affiliates.

“Vertical Representations” means the representations and warranties contained in Article V.

“Vodavi Balance Sheet” means the consolidated balance sheet of Vodavi as of June 30, 2006, and the notes thereto, set forth in the Current Report on Form 10-Q for the quarterly period ended June 30, 2006.

“Vodavi Balance Sheet Date” means June 30, 2006.

“Vodavi Board Recommendation” means the recommendation of Vodavi’s Board of Directors that Vodavi’s stockholders adopt this Agreement.

“Vodavi IP” means all Intellectual Property owned or exclusively controlled by Vodavi and/or its Subsidiaries.

“Vodavi Software Products” means all software products sold by Vodavi or its Subsidiaries.

“Vodavi Representations” means the representations and warranties contained in Article IV.

“Vodavi Stock” means the common stock, $0.001 par value per share, of Vodavi.

“Vodavi Stock Plans” means the Vodavi 2003 Incentive Compensation Plan, as such may be amended from time to time, and the Second Amended and Restated 1994 Stock Option Plan amended through May 13, 2002.

“Vodavi 10-K” means Vodavi’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cash Price	3.01(b)
Change in Recommendation	6.03(b)
Certificates	3.05(a)
Closing	2.04
Disclosure Schedules	Article 5
Effective Time	2.02
Employee Plan	4.16(a)
End Date	9.01(b)
Exchange Agent	3.05(a)
GAAP	4.08(a)
Governmental Entity	4.03
Judgment	4.12(a)
LG Voting Agreement	Preamble
Merger	2.01
Merger Filing	2.02
Necessary IP Rights	4.20(a)

Vertical	Preamble
Vertical Disclosure Schedule	Article 5
Permits	4.13(b)
Proxy Statement	4.09
Sarbanes-Oxley Act	4.07(e)
Vodavi	Preamble
Vodavi Advisory Group	4.24
Vodavi Disclosure Schedule	Article 4
Vodavi Employee Plan	4.15(a)
Vodavi Indemnified Persons	7.11(a)
Vodavi Option	3.04(a)
Vodavi Representatives	6.03(a)
Vodavi SEC Documents	4.07(a)
Vodavi Securities	4.05(b)
Vodavi Significant Contract	4.14
Vodavi Stockholder Approval	4.02(a)
Vodavi Stockholder Meeting	6.02
Vodavi Subsidiary Securities	4.06(b)
Subsidiaries	4.19(b)
Superior Proposal	6.03(c)
Surviving Corporation	2.01
Tax	4.15(h)
Tax Return	4.15(h)
Tax Sharing Agreements	4.15(h)
Taxing Authority	4.15(h)
Qualified Third Party	6.03(b)
Voting Agreement	Preamble
WARN Act	4.17(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement, and all references to Schedules are to corresponding sections of the applicable Disclosure Schedule, in each case unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Vodavi and Vertical Acquisition Sub shall, in accordance with Section 251 of the DGCL, consummate a merger (the “Merger”) in which Vertical Acquisition Sub shall be merged with and into Vodavi, with Vodavi being the surviving corporation, and the separate corporate existence of Vertical Acquisition Sub shall thereupon cease. The corporation surviving the Merger shall be governed by the laws of the state of Delaware and is sometimes hereinafter referred to as the “Surviving Corporation.” In accordance with Section 251 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Vertical Acquisition Sub and Vodavi shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Vertical Acquisition Sub and Vodavi shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.02 Effective Time

As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, Vodavi shall file a certificate of merger, certified by the Secretary of Vodavi in accordance with Section 251(g) of the DGCL (the “Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the “Effective Time.”

Section 2.03 Effects of the Merger

The Merger shall have the effects set forth in Section 251 of the DGCL.

Section 2.04 Closing

Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, TX 75201, unless another place is agreed to in writing by the parties hereto.

Section 2.05 Certificate of Incorporation

At the Effective Time, the Certificate of Incorporation of Vertical Acquisition Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

Section 2.06 Bylaws

From and after the Effective Time, the Bylaws of Vertical Acquisition Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with DGCL.

Section 2.07 Directors

The directors of Vertical Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 2.08 Officers

The officers of Vertical Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.01 Vodavi. At the Effective Time, by virtue of the Merger and without any action on the part of Vodavi, Vertical Acquisition Sub or any holder of any shares of Vodavi Stock:

(a) All shares of Vodavi Stock that are held by Vodavi as treasury stock or that are owned by Vodavi or any Subsidiary of Vodavi immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.01(a), 3.02 and 3.03, each share of Vodavi Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Vertical an amount equal to Seven Dollars and Fifty Cents ($7.50) in cash without interest (the “Cash Price”).

(c) Each share of Vertical Acquisition Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 3.02 Dissenting Shares. Notwithstanding Section 3.01, shares of Vodavi Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the Cash Price, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such shares of Vodavi Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Price. Vodavi shall give Vertical prompt notice of any demands received by Vodavi for appraisal of shares of Vodavi Stock, and Vertical shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Vertical, or to the extent required by applicable law, Vodavi shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.03 Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of Vodavi Stock, the Cash Price shall be adjusted accordingly to provide to the holders of Vodavi Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.04 Vodavi Stock Options. Vodavi shall take all necessary action, including obtaining the consent of individual option holders, to provide that prior to the Effective Time, (a) each then outstanding option to purchase Vodavi Stock (each, a “Vodavi Option”) granted under the Vodavi Stock Plans or any other equity incentive plan administered by Vodavi, whether or not vested, shall be exercised through a “cashless exercise” procedure, (b) all equity incentive plans administered by Vodavi be terminated, and (c) prior to the Effective Time, Vodavi shall provide to Vertical an updated schedule that identifies as of the Effective Time with respect to each Vodavi Option, (i) the name of the holder, (ii) the number of shares subject to such award, (iii) the Employee Plan under which the award was issued, (iv) the exercise price of each Vodavi Option, (v) the number of shares vested, (vi) the vesting schedule, (vii) the grant date, and (viii) the expiration date.

Section 3.05 Surrender and Payment.

(a) As soon as reasonably practicable after execution of this Agreement, Vertical shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the Cash Price for certificates representing shares of Vodavi Stock (the “Certificates”). Vertical shall make available to the Exchange Agent, as needed, the Cash Price to be paid in respect of the Certificates. Promptly after the Effective Time, Vertical shall send, or shall cause the Exchange Agent to send, to each record holder of Vodavi Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Vodavi Stock that have been converted into the right to receive the Cash Price shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Cash Price in respect of the Vodavi Stock represented by a Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Cash Price.

(c) If any portion of the Cash Price is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Vodavi Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Cash Price, in accordance with the procedures set forth in this Section 3.05.

(e) Any portion of the Cash Price made available by Vertical to the Exchange Agent pursuant to Section 3.05(a) that remains unclaimed by the holders of shares of Vodavi Stock six months after the Effective Time shall be returned to Vertical upon demand, and any such holder who has not exchanged shares of Vodavi Stock for the Cash Price in accordance with this Section 3.05 prior to that time shall thereafter look only to Vertical for payment of the Cash Price, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Vertical shall not be liable to any holder of shares of Vodavi Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Vodavi Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of Vertical, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Cash Price made available to the Exchange Agent pursuant to Section 3.05(a) to pay for shares of Vodavi Stock for which appraisal rights have been perfected shall be returned to Vertical, upon demand.

Section 3.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Vertical, the posting by such Person of a bond in such reasonable amount as Vertical may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Cash Price with respect to the shares of Vodavi Stock formerly represented thereby.

Section 3.07 Withholding Rights. Vertical shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Vertical, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Vertical.

Section 3.08 Further Assurances. At and after the Effective Time, the officers and directors of Vertical and the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Vertical or Vodavi, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Vertical or Vodavi, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Vertical or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Vertical or the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VODAVI

Except as set forth in Vodavi’s Current SEC Filings or in the disclosure schedule delivered by Vodavi to Vertical prior to the execution of this Agreement (the “Vodavi Disclosure Schedule”), Vodavi represents and warrants to Vertical as of the date hereof (or, if made as of a specified date, as of such date) that:

Section 4.01 Corporate Existence and Power. Vodavi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted. Vodavi is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. True and complete copies of the certificate of incorporation and bylaws of Vodavi as currently in effect have been filed with the SEC and referenced as exhibits in the Vodavi 10-K.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby are within Vodavi’s corporate power and, except for the required approval of Vodavi’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Vodavi. The affirmative vote of the holders of a majority of the outstanding shares of Vodavi Stock voting to adopt this Agreement (the “Vodavi Stockholder Approval”) is the only vote of the holders of any of Vodavi’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of Vodavi enforceable against Vodavi in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, Vodavi’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of Vodavi’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03) to submit to Vodavi’s stockholders this Agreement for approval at a meeting of such stockholders.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby require no action by, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (each a “Governmental Entity”), other than (a) the completion of the Merger Filings with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vodavi is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether federal, state or foreign, (c) compliance with any applicable requirements of Nasdaq and (d) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.04 Non-contravention. The execution, delivery and performance by Vodavi of this Agreement and the consummation by Vodavi of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Vodavi, (b) assuming compliance with the matters referred to in Section 4.03 and that the Vodavi Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Vodavi or any of its Subsidiaries is entitled under, any provision of any Vodavi Significant Contract or any Permit affecting, or relating in any way to, the assets or business of Vodavi and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Vodavi or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 4.04).

Section 4.05 Capitalization.

(a) The authorized capital stock of Vodavi consists of 10,000,000 shares of Vodavi Stock and 1,000,000 shares of preferred stock, $0.001 par value per share, of Vodavi. As of August 1, 2006 (i) 3,763,350 shares of Vodavi Stock were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; and (iii) Vodavi Options to purchase an aggregate of 649,615 shares of Vodavi Stock (all of which were vested and exercisable) were issued and outstanding. All outstanding shares of capital stock of Vodavi have been, and all shares that may be issued pursuant to any equity compensation plan of Vodavi will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. No Subsidiary of Vodavi owns any shares of capital stock of Vodavi.

(b) Except (i) as set forth in this Section 4.05 and (ii) for changes since June 30, 2006 resulting from the exercise of Vodavi Options outstanding on such date, as of the date of this Agreement, there are no outstanding (A) shares of capital stock or voting securities of Vodavi, (B) securities of Vodavi convertible into or exchangeable for shares of capital stock or voting securities of Vodavi, (C) options, warrants or other rights or arrangements to acquire from Vodavi, or other obligations or commitments of Vodavi to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Vodavi (the items in clauses (A), (B) and (C) being referred to collectively as the “Vodavi Securities”), (D) voting trusts, proxies or other similar agreements or understandings to which Vodavi or any of its Subsidiaries is a party or by which Vodavi or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Vodavi or any of its Subsidiaries or (v) contractual obligations or commitments of any character to which Vodavi or any of its Subsidiaries is a party or by which Vodavi or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Vodavi or any of its Subsidiaries. Other than the obligations reflected in the terms of the Vodavi Securities referred to in this Section 4.05, there are no outstanding obligations of Vodavi or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Vodavi Securities.

(c) Vodavi has provided to Vertical a schedule that identifies, with respect to each Vodavi Option issued as of June 30, 2006, (i) the number of shares subject to such award, (ii) the exercise price or purchase price (if applicable) of each award, (iii) the number of shares vested, (iv) the vesting schedule, and (v) the grant date.

Section 4.06 Subsidiaries.

(a) Each Significant Subsidiary (as defined in Regulation S-X under the 1934 Act; provided however that the 10% threshold referred to in such definition shall be deemed to be 5% for the purposes of this Agreement) of Vodavi is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as now conducted. Each such Significant Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. All Significant Subsidiaries of Vodavi and their respective jurisdictions of incorporation are identified in the Vodavi 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Vodavi, is owned by Vodavi, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Vodavi or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Vodavi or (ii) options, warrants or other rights or arrangements to acquire from Vodavi or any of its Subsidiaries, or other obligations or commitments of Vodavi or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Vodavi (the items in clauses (i) and (ii) being referred to collectively as the “Vodavi Subsidiary Securities”). There are no outstanding obligations of Vodavi or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Vodavi Subsidiary Securities.

Section 4.07 SEC Filings.

(a) Vodavi has delivered, or otherwise made available via the EDGAR system maintained by the SEC, to Vertical (i) Vodavi’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31 and June 30, 2006, (iii) its proxy or information statements relating to meetings of the stockholders of Vodavi since December 31, 2005 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Vodavi SEC Documents”).

(b) As of its filing date, except as set forth in a subsequent Vodavi SEC Document filed prior to the date of this Agreement, each Vodavi SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, each as in effect on its respective filing date.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Vodavi SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Vodavi SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.08 Financial Statements: Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Vodavi included in the Vodavi SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Vodavi and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) Vodavi’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Vodavi’s assets that would materially affect Vodavi’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2005 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(c) Vodavi’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all material information (both financial and non-financial) required to be disclosed by Vodavi in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to Vodavi’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Vodavi required under the 1934 Act with respect to such reports.

Section 4.09 Absence of Certain Changes. Between the Vodavi Balance Sheet Date and the date of this Agreement, (a) the business of Vodavi and each of its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (b) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of Vodavi or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, including but not limited to, any verbal or written agreements with Vodavi’s distribution partners for the exchange or return of inventory, other than in the ordinary course of business, other than:

(a) liabilities or obligations disclosed and provided for in the Vodavi Balance Sheet or disclosed in the notes thereto,

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Vodavi Balance Sheet Date;

(c) liabilities or obligations incurred outside of the ordinary course of business that are not in excess of $200,000 in the aggregate; and

(d) liabilities or obligations incurred directly pursuant to this Agreement.

Section 4.11 Litigation.

(a) There is no Proceeding (or, to the Knowledge of Vodavi, investigation) pending or, to the Knowledge of Vodavi, threatened against, Vodavi or any of its Subsidiaries or any of their respective businesses or assets at law or in equity, or before any Governmental Entity, arbitrator or arbitration panel that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi. Neither Vodavi nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree (a “Judgment”) against Vodavi or any of its Subsidiaries or naming Vodavi or any of its Subsidiaries as a party or by which any of the employees or representatives of Vodavi or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of Vodavi or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

(b) To the Knowledge of Vodavi, there is no investigation or review by any Governmental Entity or self-regulatory authority with respect to Vodavi or any of its Subsidiaries (excluding investigations and reviews of Intellectual Property applications by the Intellectual Property offices of a Governmental Entity) or any of their respective employees (insofar as any such investigation or review relates to their activities with Vodavi or any of its Subsidiaries) actually pending or threatened, nor has any Governmental Entity or self-regulatory authority indicated to Vodavi or any of its Subsidiaries in writing or, to the Knowledge of Vodavi, verbally, an intention to conduct the same that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.12 Compliance With Applicable Law.

(a) Vodavi and its Subsidiaries and their businesses and operations are, and since January 1, 2004 have been, in compliance in all material respects with all material Laws applicable to Vodavi or such Subsidiaries, including without limitation, Laws requiring filings to be made with the SEC pursuant to the 1934 Act, except for any noncompliance that could not have a Material Adverse Effect on Vodavi. Neither Vodavi nor any of its Subsidiaries has received any written notice since January 1, 2004 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to Vodavi or any of its Subsidiaries or (ii) from any Governmental Entity alleging that Vodavi or its Subsidiaries is not in compliance in any material respect with any applicable Law.

(b) Each of Vodavi and each of its Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, variances, exemptions, notices, permits and rights of or with all Governmental Entities (“Permits”) necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted, except for the failure to have such Permits that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Vodavi. Since January 1, 2004, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such Permit, except for such defaults, violations and events that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Vodavi. The transactions contemplated hereby would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such Permit that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi.

Section 4.13 Contracts. As of the date of this Agreement, other than as disclosed on the Vodavi Disclosure Schedule, neither Vodavi nor any of its Subsidiaries is a party to any of the following types of Contracts (each such Contract and each Contract disclosed on the Vodavi Disclosure Schedule being referred to in this Agreement as a “Vodavi Significant Contract”):

(a) Contract required to be filed by Vodavi with the SEC pursuant to Item 601 of Regulation S-K under the 1933 Act;

(b) Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental commitments by Vodavi or any of its Subsidiaries, or the payment therefor by Vodavi or any of its Subsidiaries (except for Vodavi’s agreements with its dealers, none of which is material to Vodavi taken as a whole), providing for either (i) recurring annual payments by Vodavi after the date hereof of $100,000 or more or (ii) aggregate payments or potential aggregate payments by Vodavi after the date hereof of $200,000 or more;

(c) material Contract that contains any exclusivity provisions restricting Vodavi or any of its Affiliates or limits the freedom of Vodavi or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of Vodavi or any of its Affiliates after the Closing Date;

(d) lease or sublease (whether of real or personal property) to which Vodavi or any of its Subsidiaries is a party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $100,000 or more, or (ii) aggregate payments after the date hereof of $200,000 or more;

(e) material Contract relating in whole or in part to the use, exploitation or practice of any Intellectual Property by Vodavi or any of its Subsidiaries (including any license or other Contract under which Vodavi or any of its Subsidiaries is licensee or licensor of any such Intellectual Property) other than the Contracts set forth in Section 4.18(e)(i) of the Vodavi Disclosure Schedule);

(f) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $200,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(g) Contract under which Vodavi or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than Vodavi or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practices and (ii) investments in marketable securities in the ordinary course of business consistent with past practices);

(h) Contract under which Vodavi or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $200,000;

(i) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of Vodavi, any of its Subsidiaries or any predecessor Person other than indemnification obligations of Vodavi or any of its Subsidiaries pursuant to the provisions of a Contract entered into by Vodavi or any of its Subsidiaries in the ordinary course of business consistent with past practices and that could not reasonably be expected to have a Material Adverse Effect on Vodavi;

(j) partnership, joint venture or other similar Contract or arrangement; or

(k) employee collective bargaining agreement or other Contract with any labor union or employment Contract (other than for employment at-will or similar arrangements that are immediately terminable by Vodavi without any severance or similar obligations outside Vodavi’s standard policies in the ordinary course of business).

Neither Vodavi nor any of its Subsidiaries, nor, to the Knowledge of Vodavi, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause such a violation of or default under) in any material respect any Vodavi Significant Contract. Each Vodavi Significant Contract is a valid and binding agreement of Vodavi or its Subsidiary, as applicable, and, to the Knowledge of Vodavi, any other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.14 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Vodavi or any of its Subsidiaries have been filed when due in accordance with all applicable Laws (taking into account any extension of time which has been granted within which to file), and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Vodavi and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Vodavi and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of Vodavi and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There are no material Liens or encumbrances for Taxes on any of the assets of Vodavi or any of its Subsidiaries.

(e) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to Vodavi’s Knowledge, threatened with regard to any Taxes or Tax Returns of Vodavi or its Subsidiaries.

(f) There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Vodavi or any of its Subsidiaries.

(g) Neither Vodavi nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of Vodavi or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Vodavi or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of Vodavi or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Vodavi or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, other than indemnification agreements or arrangements pertaining to the sale or lease of assets or subsidiaries.

Section 4.15 Employee Benefits Plans.

(a) “Vodavi Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which (i) is maintained, administered or contributed to by Vodavi or any Affiliate of Vodavi as of the date of this Agreement and covers any employee or former employee of Vodavi or any of its Subsidiaries, or (ii) with respect to which Vodavi or any of its Subsidiaries has any liability.

(b) Neither Vodavi nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(c) Each Vodavi Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Vodavi is not aware of any reason why any such determination letter should be revoked or not be reissued. Vodavi has made available to Vertical copies of the most recent Internal Revenue Service determination letters with respect to each such Vodavi Employee Plan. Each Vodavi Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Vodavi Employee Plan that could result in payment or assessment by or against Vodavi of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of Vodavi or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Vodavi Employee Plan or other employee plan or agreement.

(e) Neither Vodavi nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Vodavi or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) Neither Vodavi nor any of its Subsidiaries have received notice of any proceeding pending against or involving (and, to the Knowledge of Vodavi, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Vodavi Employee Plan or any fiduciary thereof with respect to their duties under the Vodavi Employee Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Entity.

(g) Vodavi has identified in Section 4.14(g) of the Vodavi Disclosure Schedule and has made available to Vertical true and complete copies of (i) all severance plans and agreements and employment agreements (other than offer letters for “at will” employments) with or relating to directors or executive officers of Vodavi or any of its Subsidiaries, and (ii) all plans, programs, agreements and other arrangements of Vodavi and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions.

Section 4.16 Labor and Employment Matters.

(a) Neither Vodavi nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Vodavi, threatened against Vodavi or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of Vodavi to organize any employees of Vodavi or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Since January 1, 2005, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of Vodavi or its Subsidiaries, and (ii) neither Vodavi nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act.

Section 4.17 Insurance Policies.

(a) Section 4.17(a) of the Vodavi Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of Vodavi and its Subsidiaries and such are in full force and effect. There is no material claim by Vodavi or any of its Subsidiaries pending under any of such policies or bonds as to which Vodavi has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Vodavi and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Vodavi does not have any Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, Vodavi, has not received notice of any investigation or review pending or threatened and to the Knowledge of Vodavi, no Proceeding is threatened, by any Governmental Entity or other Person relating to or arising out of any the failure of Vodavi or any of its Subsidiaries to comply with any Environmental Law;

(ii) Vodavi and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) there has been no release by Vodavi or its Subsidiaries, or for which Vodavi or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any pollutant, contaminant, or chemical or any toxic or otherwise hazardous substance, waste or material at, under, from or to any facility or real property currently or formerly owned, leased or operated by Vodavi or any of its Subsidiaries; and

(iv) there are no liabilities of Vodavi or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Vodavi, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 4.18, the terms “Vodavi” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Vodavi or any of its Subsidiaries.

Section 4.19 Intellectual Property; Computer Software.

(a) Vodavi and its Subsidiaries possess the rights (“Necessary IP Rights”) to all Intellectual Property necessary for the conduct of the business of Vodavi and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not restrict, encumber, impair or extinguish any Necessary IP Rights in any material respect.

(b) There are no Proceedings pending or, to the Knowledge of Vodavi, threatened, (i) alleging infringement or misappropriation of the Intellectual Property of any Person by Vodavi or any of its Subsidiaries, or (ii) challenging the scope, ownership, validity, or enforceability of the Vodavi IP (other than ordinary course correspondence between Vodavi or any of its Subsidiaries and any patent, trademark or copyright Governmental Entity in connection with the prosecution of the Registered IP) or of Vodavi and its Subsidiaries’ rights under the Necessary IP Rights. Neither Vodavi and its Subsidiaries has Knowledge that Vodavi or its Subsidiaries infringed or misappropriated any Intellectual Property of any third person, except as would not result in or would not reasonably be expected to result in any liability that is material to Vodavi and its Subsidiaries, taken as a whole.

(c) (i) Vodavi and its Subsidiaries hold all right, title and interest in and to all Vodavi IP owned by Vodavi or its Subsidiaries and has a valid right to use all Vodavi IP licensed to Vodavi or its Subsidiaries, free and clear of any Lien, and (ii) there are no restrictions on the disclosure, use or transfer of the Necessary IP Rights, the Vodavi IP owned by Vodavi or its Subsidiaries or the Vodavi Software Products that will impair in any material respect Vertical’s ability to operate the business of Vodavi and its Subsidiaries after the Effective Time, or that will cause the Necessary IP Rights, the Vodavi IP owned by Vodavi or its Subsidiaries or the Vodavi Software Products to be forfeited or changed adversely in any material respect as a result of the transactions contemplated by this Agreement. All assignments (and licenses where required) of material items of Vodavi IP owned by Vodavi or its Subsidiaries have been duly recorded with the appropriate governmental authorities.

(d) Section 4.19(d) of the Disclosure Schedule contains a true and complete list of all Registered IP as of the date of this Agreement. Vodavi and its Subsidiaries have taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Vodavi and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Vodavi, all Registered IP is valid and enforceable.

(e) Section 4.19(e)(i) of the Vodavi Disclosure Schedule contains a true and complete list of all Contracts as of the date of this Agreement to which Vodavi or any of its Subsidiaries is a party or is otherwise bound which relate to the use, exploitation or practice of any Intellectual Property, except (i) Contracts entered into by Vodavi or any of its Subsidiaries in the ordinary course of business pursuant to which Vodavi Software Products are licensed to a third party customer; or (ii) non-exclusive licenses of third party Intellectual Property used by Vodavi or any of its Subsidiaries for internal purposes.

(f) Except as would not be and would not reasonably be expected to be, material to Vodavi and its Subsidiaries taken as a whole, Vodavi and its Subsidiaries have (i) taken all customary steps to protect their rights in confidential information and trade secrets, and to protect any confidential information provided to them by any other person and (ii) Vodavi and its Subsidiaries have obtained all rights necessary to enable Vodavi to license the Vodavi Software Products under the customer agreements it has entered into, including ownership of all works of authorship and inventions made by its employees.

Section 4.20 Properties.

(a) Vodavi and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are reflected in the most recent balance sheet included in the Vodavi SEC Documents, or which are, individually or in the aggregate, material to the business or financial condition of Vodavi. All such assets and properties, other than assets and properties in which Vodavi or any of its Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on Vodavi.

(b) Vodavi and each of its Subsidiaries enjoy peaceful and undisturbed possession under all material real property leases to which they are parties.

Section 4.21 Interested Party Transactions.

(a) Neither Vodavi nor any of its subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of Vodavi that is required to be reported by Vodavi pursuant to Item 404 of Regulation S-K promulgated by the SEC but has not been so reported, and (b) no event has occurred since the date of Vodavi’s last proxy statement to its stockholders that would, in the case of either clause (a) or clause (b), be required to be reported by Vodavi pursuant to Item 404 of Regulation S-K promulgated by the SEC, as amended.

Section 4.22 Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vodavi, neither Vodavi nor any of its Subsidiaries nor (to the Knowledge of Vodavi) any director, officer, agent or employee of Vodavi or any of its Subsidiaries at the direction of or on behalf of Vodavi or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of Vodavi or an of its Subsidiaries, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 4.23 Finders’ Fees. Except for Raymond James Financial, Inc. (together, the “Vodavi Advisory Group”), copies of whose engagement agreements are provided herewith, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Vodavi or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.24 Antitakeover Statutes and Rights Agreement. Vodavi has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement, the LG Voting Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25 Fairness Opinion. Vodavi has obtained a customary fairness opinion from Raymond James Financial, Inc. stating that the transactions contemplated by this Agreement are fair to the Vodavi stockholders from a financial standpoint.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VERTICAL

Except as set forth in the disclosure schedule delivered by Vertical to Vodavi prior to the execution of this Agreement (the “Vertical Disclosure Schedule” and, together with the Vodavi Disclosure Schedule, the “Disclosure Schedules”), Vertical represents and warrants to Vodavi that:

Section 5.01 Corporate Existence and Power. Each of Vertical and Vertical Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted. Each of Vertical and Vertical Acquisition Sub is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical. True and complete copies of the certificate of incorporation and bylaws of Vertical as currently in effect have been filed with the SEC and referenced as exhibits in Vertical’s Form 10-K for the fiscal year ended June 30, 2005. Vertical has heretofore delivered to Vodavi true and complete copies of the certificate of incorporation and bylaws as currently in effect of Vertical Acquisition Sub.

Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby are within the corporate powers of Vertical and Vertical Acquisition Sub, as applicable, and, have been duly authorized by all necessary corporate action on the part of Vertical and Vertical Acquisition Sub. This Agreement constitutes a valid and binding agreement of each of Vertical and Vertical Acquisition Sub, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby require no action by, or filing with, any Governmental Entity, other than (a) the completion of the Merger Filing with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Vertical is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign, and (c) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical.

Section 5.04 Non-contravention. The execution, delivery and performance by each of Vertical and Vertical Acquisition Sub of this Agreement and the consummation by each of Vertical and Vertical Acquisition Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Vertical or Vertical Acquisition Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) require any consent under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Vertical or any of its Subsidiaries is entitled under any provision of any material agreement or any Permit affecting, or relating in any way to, the assets or business of Vertical and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Vertical or any of its Subsidiaries, in each case except for such contraventions, conflicts and violations referred to in clause (b) and such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vertical (provided that the matters described in clause (a) of the definition of Material Adverse Effect shall be taken into account and not excluded for the purposes of determining whether or not a Material Adverse Effect shall have occurred under this Section 5.04).

Section 5.05 Litigation. As of the date of this Agreement, there are no legal proceedings pending or, to the Knowledge of Vertical or Vertical Acquisition Sub, threatened that are reasonably likely to prohibit or restrain the ability of Vertical or Vertical Acquisition Sub to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.06 Investment Intention. Vertical is acquiring through the Merger the shares of Vodavi Stock for its own account, for investment purposes only, and not with a view to the distribution (as such term is used in Section 2(11) of the 1933 Act) thereof. Vertical understands that the Vodavi Stock has not been registered under the 1933 Act and cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

Section 5.07 Antitakeover Statutes and Rights Agreement. Vertical has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions set forth in Section 203 of the DGCL, and, accordingly, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.08 Financing.

(a) As of the date hereof, Vertical has obtained binding commitments in place for financing (the “Financing Commitments”) which, together with the Minimum Cash Balance Amount, will provide sufficient funds to consummate the Merger and to pay all fees and expenses payable by Vertical related to the transactions contemplated by this Agreement. As of the date hereof, Vertical has no reason to believe that any conditions set forth in the Financing Commitments cannot or will not be satisfied prior to the Effective Time. Without limiting the generality of the foregoing, at the Effective Time, Vertical will have available all the funds necessary to pay all of the aggregate Cash Price and to pay all fees and expenses payable by Vertical related to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF VODAVI AND VERTICAL

Section 6.01 Conduct of Business of Vodavi. Except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or as required by applicable Law, unless Vertical otherwise agrees in writing, from the date of this Agreement to the Effective Time, Vodavi shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices and use reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and distributors with the objective of preserving unimpaired their goodwill and ongoing business at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters permitted or contemplated by this Agreement, set forth on Schedule 6.01 or required by applicable Law, from the date of this Agreement to the Effective Time, Vodavi shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Vertical (which consent shall not in the case of clause (k) be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Vodavi or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Vodavi to its parent; (ii) split, combine or reclassify any of the capital stock of Vodavi or any of its Subsidiaries; (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Vodavi or any of its Subsidiaries; or (iv) purchase, redeem or otherwise acquire any shares of capital stock of Vodavi or any of its Subsidiaries or any other securities thereof or any rights, options, warrants or calls to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (i) any shares of its capital stock, (ii) any of its other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of capital stock or voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than, in the case of (i) through (iv), the issuance and delivery of Vodavi Stock upon the exercise of Vodavi Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, other than immaterial amendments under the charter or organizational documents of any Subsidiary of Vodavi;

(d) acquire any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise, except in amounts not exceeding $100,000 for any individual transaction or series of transactions and $200,000 in the aggregate for all such transactions; and provided that Vodavi promptly notify Vertical of any letter of intent or similar agreement relating to any such acquisition;

(e) pledge, transfer, sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(f) (i) grant to any director, officer, employee or consultant of Vodavi or any of its Subsidiaries any increase in compensation, bonus or other benefits except (A) increases in connection with promotions in the ordinary course of business, (B) increases in base salaries in accordance with past practices so long as such increases do not exceed 5.0% per year in aggregate, (C) grants of non-plan bonuses that do not exceed $75,000 per quarter in aggregate, or (D) bonuses granted in accordance with existing bonus plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, (ii) grant to any such director, officer, employee or consultant of Vodavi or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, (iii) establish, adopt, enter into or amend any Vodavi Employee Plan (other than offer letters that contemplate “at will” employment) or collective bargaining agreement, (iv) except as required pursuant to applicable Laws or the existing plans, policies, agreements or arrangements listed on Section 4.16(g) of the Vodavi Disclosure Schedule, take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Vodavi Employee Plan or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement.

(g) make any material change in any method of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(h) (i) incur, assume or guarantee any material amount of indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, (ii) create any Lien on any material asset of Vodavi or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (iii) make any material loans, advances or capital contributions to, or investments in, any other Person, other than to Vodavi or any of its wholly owned Subsidiaries;

(i) make or change any material Tax election or settle or compromise any Tax liability, claim, audit, assessment or refund, except to the extent such election, settlement or compromise requires that Vodavi or its Subsidiaries pay less than $200,000 in the aggregate;

(j) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any of Vodavi’s direct or indirect wholly owned Subsidiaries into Vodavi or into a direct or indirect Subsidiary of Vodavi;

(k) enter into any transaction, commitment or Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $100,000 or an aggregate value in excess of $200,000, other than (i) entering into software license agreements where Vodavi or any of its Subsidiaries is the licensor in the ordinary course of business; (ii) capital expenditures in Vodavi’s current fiscal year in accordance with Vodavi’s current fiscal year capital expenditure budget and in future fiscal years that are consistent with Vodavi’s current fiscal year capital expenditure budget; (iii) service or maintenance contracts entered into in the ordinary course of business pursuant to which Vodavi or any of its Subsidiaries is providing services to customers; (iv) termination of leases in connection with restructuring or otherwise that do not have a Material Adverse Effect on the business of Vodavi of its Subsidiaries; (v) non-exclusive distribution agreements entered into in the ordinary course of business that provide for distribution of a Vodavi product by a Third party; or (vi) anything permitted under Section 6.01(i) or 6.01(l) of this Agreement;

(l) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Entity (for the avoidance of doubt, any settlement or Proceeding, consent decree which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 shall be deemed to be material);

(m) agree to: (i) any exclusivity provision or covenant of Vodavi or any of its Subsidiaries not to compete with the business of any other Person; or (ii) any other covenant of Vodavi or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of Vodavi or any of its Subsidiaries or otherwise limiting in any material respect the freedom of Vodavi or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Vertical or any of its Affiliates in any material respect after the consummation of the transactions contemplated hereby;

(n) fail to make operating cash disbursements in the ordinary course of business, including periodic payments to Vodavi’s primary supplier, LG-Nortel Co. Ltd.;

(o) enter into any Intellectual Property or royalty agreements, including patent infringement settlement agreements;

(p) agree to any verbal or written agreements with Vodavi’s distribution partners for the exchange or return of inventory, other than in the ordinary course of business; or

(q) authorize, commit or agree to take any of the foregoing actions.

Section 6.02 Vodavi Stockholder Meeting. Vodavi shall cause a meeting of its stockholders (the “Vodavi Stockholder Meeting”) to be duly called and held, as soon as reasonably practicable, for the purpose of voting on the matters requiring the Vodavi Stockholder Approval and, subject to Section 6.03, the Board of Directors of Vodavi shall unanimously recommend approval of the matters requiring the Vodavi Stockholder Approval by the stockholders of Vodavi. In connection with the Vodavi Stockholder Meeting, and subject to Section 6.03, Vodavi shall use its reasonable commercial efforts to obtain the Vodavi Stockholder Approval and shall otherwise comply in all material respects with all legal requirements applicable to the Vodavi Stockholder Meeting. The information supplied by Vodavi for inclusion in the proxy statement, or any amendment thereto, to be sent to Vodavi stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to the Vodavi stockholders or at the time of the Vodavi Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.03 No Solicitation; Other Offers.

(a) Neither Vodavi nor any of its Subsidiaries shall, nor shall Vodavi or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants or other agents, representatives or advisors (the “Vodavi Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Vodavi or any of its Subsidiaries to or afford access to the business, properties, assets, books or records of Vodavi or any of its Subsidiaries to any Third Party that has made, or has informed Vodavi that it is seeking to make, an Acquisition Proposal, (iii) grant any Third Party waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its Subsidiaries or (iv) enter into any agreement (except for confidentiality agreements, referred to in Section 6.04(b)) with any Third Party with respect to an Acquisition Proposal made by such Third Party, or any other agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, Vodavi (through one or more of the Vodavi Representatives) or its Board of Directors may, prior to the Vodavi Stockholder Approval, (i) engage in negotiations or discussions with any Third Party (or with the representatives of any Third Party) that has made an Acquisition Proposal not solicited in violation of Section 6.03(a) if such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (such Third Party, a “Qualified Third Party”), (ii) furnish to such Qualified Third Party or its representatives non-public information relating to Vodavi or any of its Subsidiaries pursuant to an executed confidentiality agreement containing customary nondisclosure provisions (which need not include “standstill” or similar provisions), (iii) grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vodavi or any of its Subsidiaries, (iv) withdraw the Vodavi Board Recommendation or modify the Vodavi Board Recommendation in a manner adverse to Vertical (any such action, a “Change in Recommendation”), (v) terminate this Agreement pursuant to and subject to the terms of Section 9.01(d) and/or (vi) take any action that any court of competent jurisdiction orders Vodavi, one or more of the Vodavi Representatives or the Board of Directors of Vodavi to take, but in each case referred to in the foregoing clauses (iii), (iv) and (v) only if the Board of Directors of Vodavi determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board of Directors of Vodavi from complying with Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of Vodavi shall not recommend that Vodavi’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in good faith by a majority vote, after consultation with its outside legal counsel, that failure to make such recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(c) The Board of Directors of Vodavi shall not take any of the actions referred to in clauses (i) through (vi) of the preceding subsection unless Vodavi shall have delivered to Vertical a prior written notice advising Vertical that it intends to take such action. In addition, Vodavi shall notify Vertical promptly (but in no event later than 24 hours) after an officer or director first obtains Knowledge of the receipt by Vodavi (or any of the Vodavi Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an

Acquisition Proposal, or any request for confidential information relating to Vodavi or any of its Subsidiaries or for access to the business, properties, assets, books or records of Vodavi or any of its Subsidiaries by any Third Party that has informed Vodavi that it is considering making, or has made, an Acquisition Proposal. Vodavi shall provide such notice orally and in writing and shall, to the extent known, identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, inquiry or request. Vodavi shall promptly provide Vertical with any non-public information concerning Vodavi’s business, present or future performance, financial condition or results of operations, provided to any Qualified Third Party after the date of this Agreement in connection with an Acquisition Proposal made by such Third Party that was not previously provided to Vertical. Vodavi shall keep Vertical promptly and reasonably informed, on a reasonably current basis, of the status and material details of any such Acquisition Proposal, inquiry or request. Vodavi shall, and shall cause its Subsidiaries and the Vodavi Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about Vodavi that was furnished by or on behalf of Vodavi with respect to any Acquisition Proposal within the six months prior to the date hereof to return or destroy all such information.

“Superior Proposal” means any written Acquisition Proposal that would result in the direct or indirect acquisition or purchase (by way of stock purchase, tender or exchange offer, merger or otherwise) by any Third Party of 75% or more of the consolidated assets of Vodavi and its Subsidiaries or 75% or more of the capital stock of Vodavi on terms that the Board of Directors of Vodavi determines in good faith by a majority vote, after consulting with its outside legal counsel and after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to Vodavi’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed.

Section 6.04 Vertical Financing. From the date hereof until the Effective Time and subject to applicable Law, Vertical shall, upon the receipt of written request from Vodavi, provide to Vodavi reasonable periodic updates concerning Vertical’s ability to satisfy its representation set forth in Section 5.08 hereof.

Section 6.05 Cashless Exercise of Vodavi Options

Vertical and Vodavi shall both use commercially reasonable efforts to cause the Exchange Agent to issue a net cash payment of the Cash Price, immediately following the Effective Time and upon presentation of reasonable documentation required by the Exchange Agent, to each individual holder of Vodavi Options based on the number of shares of Vodavi Stock such option holder would have held had such option holder exercised its Vodavi Options immediately prior to the Effective Time pursuant to a “cashless exercise.”

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of Vertical and Vodavi shall (i) promptly notify the other party of any written or oral communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any Governmental Entity, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law; (ii) agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting; provided, that if the Governmental Entity or applicable Law does not permit such participation by the other party, or if both parties agree that such joint participation would not be advisable, the party meeting with such Governmental Entity shall allow outside counsel for the other party to attend and participate, to the extent permitted by the Governmental Entity or applicable Law; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives on the one hand, and any Governmental Entity or members of such Governmental Entity’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law, except to the extent prohibited by applicable Law or the instructions of such Governmental Entity.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Vertical or any of its Subsidiaries to (i) agree to or to effect any divesture, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of Vodavi or its Subsidiaries or of Vertical and its Subsidiaries or (iv) file or defend any lawsuit, appeal any Judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity.

Section 7.02 Preparation of Proxy Statement. As promptly as practicable following the date hereof, Vodavi shall prepare the Proxy Statement and shall file (or cause to be filed) the Proxy Statement with the SEC. Each of Vertical and Vodavi shall use its reasonable commercial efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Vodavi shall, as promptly as practicable after receipt thereof, provide Vertical with copies of any written comments, and advise Vertical of any oral comments, with respect to the Proxy Statement received from the SEC. Vodavi shall use reasonable commercial efforts to cause the Proxy Statement to be mailed to Vodavi’s stockholders as promptly as practicable. If, at any time prior to the Effective Time, any information relating to Vertical or Vodavi, or any of their respective Affiliates, officers or directors, is discovered by Vertical or Vodavi that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Vodavi.

Section 7.03 Certain Filings. Vodavi and Vertical shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04 Public Announcements. Vertical and Vodavi shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby (provided that Vodavi need not consult with Vertical in connection with any press release, public statement, press conference or conference call with respect to any Acquisition Proposal or any Change in Recommendation not in violation of this Agreement) and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 7.04.

Section 7.05 Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the NDA, Vodavi shall (a) give to Vertical, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Vodavi, (b) furnish to Vertical, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Vertical may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Vertical in its investigation; provided, however, that Vodavi may restrict the foregoing access to the extent that (i) any Law applicable to Vodavi requires Vodavi or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) such disclosure would, based on the advice of Vodavi’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (iii) the disclosure of such information to Vertical would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. Vertical shall hold any information obtained pursuant to this Section 7.05 in confidence to the extent set forth in accordance, and such information shall otherwise be subject to, the provisions of the NDA, which shall continue in full force and effect. Any investigation pursuant to this Section 7.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Vodavi. No information or knowledge obtained in any investigation pursuant to this Section 7.05 shall affect or be deemed to modify any representation or warranty made by Vodavi hereunder.

Section 7.06 Notices of Certain Events. Each of Vodavi and Vertical shall promptly, after it obtains Knowledge of any of the matters referred to in clauses (a) through (d) of this sentence, notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

(c) any Proceeding commenced or threatened against, relating to or involving or otherwise affecting Vodavi or any of its Subsidiaries or Vertical and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15(e), 4.16(f), 4.17(a), 4.19(a)(i), 4.20(b) and 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any matter (including a breach of covenant or a representation or warranty contained herein) that could reasonably lead to the non-satisfaction of any of the conditions to Closing in Article 8.

Section 7.07 Vodavi Director and Officer Liability.

(a) (i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of those Persons who are present or former directors and officers of Vodavi as of the date of this Agreement and any other Person who becomes an officer or director of Vodavi prior to the Closing (such Persons collectively, the “Vodavi Indemnified Persons”) for their acts and omissions as directors and officers of Vodavi occurring prior to the Effective Time, as provided in Vodavi’s certificate of incorporation and bylaws (each as in effect as of the date of this Agreement) and as provided in any existing indemnification agreements between Vodavi and said Vodavi Indemnified Persons (as in effect as of the date of this Agreement and identified in Schedule 7.07(a) of the Vodavi Disclosure Schedule) or any new

indemnification agreements that are substantially similar to such existing indemnification agreements shall survive the Merger and Vertical shall cause all such indemnification obligations to be observed by the Surviving Corporation to the fullest extent permitted by DGCL.

(ii) Without limiting the generality or the effect of the prior sentence, from and after the Effective Time, Vertical shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries shall, (a) indemnify and hold harmless the Vodavi Indemnified Persons to the fullest extent permitted (whether by the DGCL, by any other applicable Laws, under Vodavi’s certificate of incorporation or bylaws in effect on the date hereof, in any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Vertical) or otherwise) and (b) fulfill and honor in all respects the obligations of Vodavi and its Subsidiaries to the Vodavi Indemnified Persons pursuant to (i) any indemnification agreement as in effect on the date hereof (or entered into after the date hereof and prior to the Closing as long as the form of such indemnification agreement is substantially the same as the form previously disclosed to Vertical), and (ii) any indemnification, expense advancement and exculpation provisions set forth in the certificate of incorporation, bylaws or other charter or organizational documents of Vodavi or any of its Subsidiaries as in effect on the date of this Agreement.

(b) If Vertical, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Vertical or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.07.

(c) The rights of each Vodavi Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Vodavi or any of its Subsidiaries, or under the DGCL or any other applicable Laws or under any agreement of any Vodavi Indemnified Person with Vodavi or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Vodavi Indemnified Person.

Section 7.08 Employee Benefits.

(a) Employee Information. Prior to the Effective Time, Vodavi shall provide to Vertical a current schedule in the form maintained by Vodavi’s human resources or stock administration department for internal record keeping purposes that identifies as of the Effective Time with respect to each holder of Vodavi Options with reasonable accuracy and detail, (i) the name of the holder, (ii) the total number of shares subject to such award, (iii) the plan under which such award was issued, (iv) the exercise (or purchase price of such award, if applicable), (v) the extent to which such award is vested as the Effective Time, (vi) the vesting schedule of such award, (vii) the grant date of such award, and (viii) the expiration date of such award.

Section 7.09 Financial Statements. From the date of this Agreement through the Effective Time, within thirty (30) days of a request by Vertical, Vodavi shall provide Vertical with an unaudited balance sheet of Vodavi as of the end of the latest monthly period and statements of income and cash flows of Vodavi for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of Vodavi subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to Obligations of Each Party. The obligations of Vertical and Vodavi to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Vodavi Stockholder Approval shall have been obtained; and

(b) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

Section 8.02 Conditions to the Obligation of Vertical. The obligation of Vertical to consummate the Merger is subject to the satisfaction or waiver by Vertical, at or prior to the Closing, of the following further conditions:

(a) (i) Vodavi shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Vodavi Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date), except such inaccuracies that do not result in a Material Adverse Effect on Vodavi; and (iii) Vertical shall have received a certificate signed on behalf of Vodavi by the Chief Executive Officer of Vodavi to the foregoing effect;

(b) there shall not be pending any suit, litigation or judicial or administrative proceeding (which, for the avoidance of doubt, shall not include an investigation) commenced with respect to the Merger by any Governmental Entity, which suit, litigation or judicial or administrative proceeding is likely to result in a judgment that would have any of the following effects: (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or (ii) seeking to restrain or prohibit Vertical’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of Vodavi and its Subsidiaries, taken as a whole, or of Vertical and its Subsidiaries, taken as a whole, or to compel Vertical or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Vodavi and its Subsidiaries, taken as a whole, or of Vertical and its Subsidiaries, taken as a whole;

(c) there shall not have been any action (which, for the avoidance of doubt, shall not include an investigation) with respect to the Merger taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any Law, injunction, order or decree enacted, promulgated or issued with respect to the Merger by any court or other Governmental Entity (which Law, injunction, order or decree remains in effect), that is likely to have a Material Adverse Effect on Vertical;

(d) since the date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances which, individually or in the aggregate, has had, and continues to have, a Material Adverse Effect on Vodavi;

(e) Vodavi shall provide evidence satisfactory to Vertical that Vodavi shall have, immediately prior to the Effective Time, the Minimum Cash Balance Amount; and

(f) the number of shares of Vodavi Securities outstanding and involved in the Merger shall be equal to or less than 4,165,000 shares (based upon the required “net exercise” of all Vodavi Options).

Section 8.03 Conditions to the Obligation of Vodavi. The obligation of Vodavi to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) (i) Vertical shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the Vertical Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be accurate in all material respects as of such earlier date); and (iii) Vodavi shall have received a certificate signed on behalf of Vertical by the Chief Executive Officer of Vertical to the foregoing effect; and

(b) Vertical shall have entered into arrangements reasonably acceptable to Vertical, whereby Vodavi’s current chief executive officer and chief financial officer agree to cooperate with transitional services related to the LGN relationship for a term of no less than nine (9) months from the date of the Effective Time.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of Vertical and Vodavi):

(a) by mutual written agreement of Vodavi and Vertical;

(b) by either Vodavi or Vertical, if:

(i) the Merger has not been consummated on or before December 31, 2006; provided that: (A) if, on December 31, 2006, any of the conditions set forth in Sections 8.01(b), 8.02(b) or 8.02(c) shall not have been satisfied or waived or the Closing cannot otherwise occur due to any action taken or any failure to act by any Governmental Entity or any federal, state or foreign court of competent jurisdiction, either party shall have the right, in its sole discretion by providing notice to the other parties hereto, to extend the date referred to above in this clause (i) to December 31, 2006 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i), shall be referred to in this Agreement as the “End Date”); and (B) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) (A) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Vodavi or Vertical from consummating the Merger is entered after the date of this Agreement, provided that such judgment, injunction, order or decree is final and non-appealable; or

(iii) if the Vodavi Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Vodavi Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Vertical prior to the Vodavi Stockholder Meeting, if Vodavi has made a Change in Recommendation; provided, however, that Vertical’s right to terminate this Agreement as a result of a Change in Recommendation shall expire 20 Business Days after the date Vodavi has made such Change in Recommendation;

(d) by Vodavi, prior to the Vodavi Stockholder Approval, if the Board of Directors of Vodavi authorizes Vodavi, subject to complying with the terms of this Agreement, to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that Vodavi shall have paid any amounts due pursuant to Section 10.04 in accordance with the terms specified therein; provided, further, that (i) Vodavi notifies Vertical, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding written agreement concerning an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement executed on behalf of the Qualified Third Party and all exhibits and other attachments thereto, subject only to acceptance by Vodavi by countersignature on behalf of Vodavi, and subject to no additional conditions other than the condition that this Agreement be terminated and (ii) Vertical does not make prior to such termination a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Vertical and all exhibits and other attachments thereto, subject only to acceptance by Vodavi by countersignature on behalf of Vodavi, and subject to no other conditions) that the Board of Directors of Vodavi determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Vodavi as such Superior Proposal, it being understood that Vodavi shall not enter into any such binding agreement during such three Business Day period;

(e) by Vodavi, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vertical set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.03(a) not to be satisfied; (ii) Vodavi shall have delivered to Vertical written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Vertical and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.03(a) is incapable of being satisfied by the End Date; or

(f) by Vertical, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vodavi set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.02(a) not to be satisfied; (ii) Vertical shall have delivered to Vodavi written notice of such breach or failure; (iii) at least 15 business days shall have elapsed since the date of delivery of such written notice to Vodavi and such breach or failure shall not have been cured in all material respects; and (iv) as a result of such uncured breach or failure, the condition set forth in Section 8.02(a) is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

Section 9.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant contained in this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.05(b), 10.06, 10.07 and 10.08, and of the NDA, shall survive any termination hereof pursuant to Section 9.01.

(b) If this Agreement is terminated pursuant to Section 9.01(c) or Section 9.01(d), Vodavi shall promptly, but in no event later than the date of such termination, pay a termination fee to Vertical in an amount equal to $1,250,000.

(c) Each party hereby acknowledges that the agreements contained in this Section 9 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. If either party fails to pay any amount due hereunder when due, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Vertical, to:

Vertical Communications, Inc.

One Memorial Drive

Cambridge, Massachusetts 02142

Attention: William Y. Tauscher

Facsimile No.: (617) 452-9159

with a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, TX 75201

Attention: Victor B. Zanetti

Facsimile No.: (214) 659-4401

if to Vodavi, to:

Vodavi Technology, Inc.

4717 East Hilton Avenue, Ste. 400

Phoenix, Arizona 85034

Attention: Gregory K. Roeper

Facsimile No.: (480) 483-0144

with a copy to:

Greenberg Traurig LLP

2375 E. Camelback Road

Suite 700

Phoenix, AZ 85016

Attention: Scott K. Weiss

Facsimile No.: (602) 445-8632

or to such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of Vodavi, and without the further approval of such stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Vodavi Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

Section 10.04 Expenses; Fees. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 10.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.10 Entire Agreement. This Agreement, together with the NDA, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Schedules. Each of Vertical and Vodavi has set forth certain information in the Vertical Disclosure Schedule and the Vodavi Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates.

Section 10.14 No Presumption. Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VERTICAL COMMUNICATIONS, INC.

By:	/s/ WILLIAM Y. TAUSCHER
Name: William Y. Tauscher
Title: Chief Executive Officer and Chairman of the Board

VODAVI TECHNOLOGY, INC.

By:	/s/ GREGORY K. ROEPER
Name: Gregory K. Roeper
Title: President and Chief Executive Officer

VERTICAL ACQUISITION SUB INC.

By:	/s/ KEN CLINEBELL
Name: Ken Clinebell
Title: CFO